LICENSE AGREEMENT

     This License Agreement ("Agreement") is entered into this 30th day of March, 2001 between Thermoplastic Composite Designs, Inc., a Florida corporation ("Licensor"), having a business address of 7400 State Road, #46, Mims, Florida 32754, and Envirokare Composite Corp., a Delaware corporation, ("Licensee"), having a business address of 2255 W. Glades Road, Suite 112E, Boca Raton, Florida 33431.

     WHEREAS, Licensor has developed, and is the owner of all right, title and interest to a plastic processing technology referred to as Thermoplastic Flowforming (the "Technology").

     WHEREAS, Licensor has filed a process patent application in connection with the Technology with the United States Patent and Trademark Office, Serial No. 08/993,518 (the "Patent Application") and owns, and/or has the exclusive right to use, registered and unregistered trademarks and copyrights in connection with the Technology, including the U.S. Trademark Registration No. 861,257 for the trademark "Thermoplastic Flowforming (TPF)". The Patent Application, trademarks and copyrights relating to the Technology are hereinafter referred to as the "Intellectual Property").

     WHEREAS, Licensor is the owner of certain information, know-how, technology, software, trade secrets, drawings, plans, specifications, blue prints, material lists, processes, methods, manuals, technical support, techniques, molds, equipment, terms of reference, and other confidential information (the "Know-How") which enables Licensor to design, develop, and commercialize the Technology and products employing the Technology in their manufacture ("TPF Products").

     WHEREAS, Licensee desires to obtain from Licensor and Licensor desires to grant to Licensee, the exclusive license (the "License") for the Technology, Intellectual Property and Know-How, subject to the exclusions set forth in
Section 2.5 herein.

     In consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

                                   SECTION 1
                               CERTAIN DEFINITIONS

     1.1 Certain Definitions. (a) "Intellectual Property Rights" means any and all intangible rights existing from time to time under patent law, copyright law, trademark law, trade secret law, unfair competition law or other similar laws or principles arising from or actionable under the laws of the United States or any foreign country.

     (b) "Merger Agreement" shall mean that certain Merger Agreement between Licensor and Licensee dated as of March 30, 2001, of which this Agreement is an exhibit.

                                    SECTION 2
                                     LICENSE

     2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, exclusive license to use the Technology, Know-How and Intellectual Property to manufacture, market, sell and distribute TPF Products at Licensee's Boca Raton, Florida facilities, subject to the exclusions set forth in Section 2.5 herein. Licensor shall not restrict, or grant to any other party, any of the rights granted to Licensee hereunder.

     2.2 Licensee Restrictions. Licensee may not reverse engineer, tamper, attempt to discover, decompile, disassemble, or modify the Technology or any portion thereof, nor may it authorize or assist any third party to do so.

     2.3 Ownership Rights of Licensor. Licensor owns all Intellectual Property Rights in and to the Technology, including, without limitation, any improvements in the Technology that are developed by Licensor and would not constitute infringement and/or misappropriation of Licensor's Intellectual Property Rights in the absence of this Agreement. Licensee shall reasonably assist Licensor, if requested, in the protection of its Intellectual Property Rights in and to the Technology and agrees to execute any documents Licensor may reasonably request to verify and maintain its ownership rights, or to transfer any part of the same.

     2.4 Limited Ownership Rights of Licensee. Notwithstanding Section 2.3 above, Licensee retains any and all Intellectual Property Rights in and to any improvements to the Technology to the extent that they are independently developed by Licensee and would not constitute infringement and/or misappropriation of Licensor's Intellectual Property Rights in the absence of this Agreement.

     2.5 License Exclusions. Licensee may not manufacture, market, sell or distribute any of the following TPF Product applications:

     (a) Doors and shutters for the home, office, personal entry, firm, storm or garage for use in North America;

     (b) Modular pallet sales and distribution. Modular pallets shall be defined as pallets with decks that are bound together by an injection molded plastic foot;

     (c) Advanced composites and aerospace applications. Advanced composites shall be defined as composites consisting of thirty-five percent (35%) or more of fiber materials such as but not limited to carbon, glass, aramid and metal fibers. Licensee, however, is entitled to manufacture products using advanced materials and aerospace applications with the exception of Rocket Nozzles described on Schedule 2.5. Licensee is prohibited from the research and production of Rocket Nozzles utilizing the Technology and Licensee cannot hinder Licensor from production or licensing of the Technology for advanced material or aerospace product production;

     (d) Dumpster lids and floors;

     (e) Third world plastic housing;

     (f) Field and stadium floor coverings;

     (g) Paneling which replace plywood for all uses, except for shipping containers which Licensee is permitted to manufacture; and

     (h) Flooring for trucks and over the road trailors.

     2.6 Manufacture of Backboards.

     (a) Licensor hereby represents and warrants that it has developed and is manufacturing and selling backboards as more specifically described on the schedule attached hereto as Schedule 2.6 (the "Backboards").

     (b) Licensor may, at its sole option, either (i) continue to manufacture Backboards or (ii) permit Licensee to manufacture Backboards.

     (c) If Licensor decides to permit Licensee to manufacture Backboards, then Licensor and Licensee shall, in accordance with GAAP, determine the amount of the cash flow that can be allocated solely to the manufacturing and sale of Backboards (the "Backboard Income"). If Licensor and Licensee cannot agree as to the amount of the Backboard Income, then a nationally recognized accounting firm, appointed by Licensee and reasonably acceptable to Licensor, shall make such determination. Licensor and Licensee shall each receive fifty percent (50%) of such Backboard Income, which amounts shall be distributed on a quarterly basis in cash or by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Licensee from time to time.

     2.7 Delivery of Source Code. Immediately upon the execution and delivery of this Agreement, Licensor will provide to Licensee the Control System Source Code Software as described on Schedule 2.7, and all related documentation necessary to operate the Technology (the "Source Code"). Licensor agrees to provide Licensee with all updates, modifications and other alterations to such Source Code and all copies of new source codes within thirty (30) days of their release.

                                   SECTION 3
                                    PAYMENTS

     3.1 License Fee. Licensee shall pay to Licensor a one time license fee (the "License Fee") of Four Hundred Fifty Thousand Dollars ($450,000) payable as follows:

     (a) Twenty-Five Thousand Dollars ($25,000) on the date hereof;

     (b) Twenty-Five Thousand Dollars ($25,000) on the date that is thirty (30) days from the date hereof.

     (c) One Hundred Fifty Thousand Dollars ($150,000) on or before June 1, 2001; and

     (d) Two Hundred Fifty Thousand Dollars ($250,000) on or before September 1, 2001.

     3.2 Taxes. All payments required by this Agreement shall be made in U.S. dollars and are exclusive of taxes. Licensee agrees to bear and be responsible for the payment of all such taxes, including, without limitation, all manufacture, sales, use, personal property, excise, or other taxes which may be levied or assessed in connection with this Agreement, excluding taxes based on Licensor's net income.

                                   SECTION 4
                               DUTIES OF LICENSEE

     4.1 Sublicensing.

     (a) Licensee shall have the right to grant sublicenses for use of the License to manufacture the TPF Products to all affiliates of Licensee.

     (b) Licensee shall have the right to grant sublicenses for use of the License to manufacture the TPF Products to an unaffiliated third party (the "Sublicensee"), provided, however, Licensee shall pay to Licensor a royalty payment (the "Royalty Payment") equal to fifty (50%) of any royalty payments, licensee fees or other monies received by Licensee from Sublicensee, net of all costs and expenses incurred by Licensee in connection with such sublicense.

     (c) Notwithstanding the foregoing provision of Section 4.1(b), Licensee may grant a sublicense for doors and shutters for the home, office, personal entry, firm, storm or garage for use outside of North America without paying any Royalty Payment to Licensor.

     4.2 TPF Products. Licensee agrees to manufacture, market, sell and distribute the TPF Products in accordance with the Merger Agreement. The parties acknowledge and agree that Licensee shall be the builder of record for the TPF Products manufactured.

     4.3 Insurance. Licensee shall maintain liability insurance that is reasonable for the type of business engaged by Licensee.

                                   SECTION 5
                               DUTIES OF LICENSOR

     5.1 Assistance. Licensor agrees that during the term of this Agreement, it shall provide Licensee with information related to the Technology that is available to Licensor, including, without limitation: bills of materials; historical testing and analysis documentation; and technical support as outlined in Section 5.2 below.

     5.2 Know-How and Technical Support. As soon as practicable after the date hereof, Licensor shall deliver the Know-How to Licensee as recorded in writing or in such other tangible or technological forms requested by the Licensee. If any of the Know-How cannot be physically delivered, such Know-How shall be communicated to Licensee by an authorized representative of the Licensor. For the purposes of this document, communication shall include performance or demonstration and the free installation of non-site proprietary equipment relating to the Know-How. Design and technical support relating to the use of the Know-How are included in the License Fee to be paid to the Licensor by the Licensee.

                                   SECTION 6
                            CONFIDENTIAL INFORMATION

     6.1 Confidential Information. "Confidential Information" means: (i) the Technology, Know-How and Intellectual Property; (ii) the terms and conditions set forth in this Agreement; and (iii) any other information provided to Licensee or Licensor that is indicated as confidential. Notwithstanding the foregoing, either party may disclose the existence of this Agreement. For purposes of this Section 6, "Disclosing Party" shall refer to the party disclosing Confidential Information and "Receiving Party" shall refer to the party receiving Confidential Information hereunder. Confidential Information shall not include any information that: (a) can be clearly shown is already known to the Receiving Party at time of its disclosure from sources other than the Disclosing Party; (b) is or becomes publicly known through no wrongful act of the Receiving Party; or (c) can be clearly shown that is independently developed by the Receiving Party without use of or reference to any of the Disclosing Party's Confidential Information; provided that before making any use or disclosure in reliance upon one or the foregoing exceptions, the Receiving Party shall give the Disclosing Party an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.

     6.2 Duties of Receiving Party. A Receiving Party shall protect the Confidential Information with the same degree of care, and no less than a reasonable degree of care, that it treats its own confidential information. A Receiving Party shall not disclose or permit the disclosure of any Confidential Information that it receives from a Disclosing Party to any person or entity except those officers, employees, contractors or agents or sublicensees of the Receiving Party who have a need to know and who have expressly agreed, by and upon receiving such information, to be bound by the terms of this Agreement as if they were direct signatories hereto. A Receiving Party will return all copies of the Confidential Information which is in its possession or control upon request or termination of this Agreement.

                                   SECTION 7
                         WARRANTIES AND REPRESENTATIONS

     7.1 Limited Warranty and Remedy and Damages.

     (a) Licensor solely provides the limited warranties and remedies set forth in this Section 7.1(a). Licensor represents and warrants that: (i) it owns or otherwise has the rights to the Technology, Know-How and Intellectual Property free and clear of any claims, liens and encumbrances, and can grant the License to Licensee as set forth in this Agreement; (ii) to its knowledge, there is no threatened or pending litigation involving the Technology, Know-How or Intellectual Property; and (iii) it is not a party to any other agreement or obligation that is inconsistent with the terms and conditions of this Agreement.

     (b) Licensee represents and warrants that: (i) it is not a party to any other agreement or obligation that is inconsistent with the terms and conditions of this Agreement; and (ii) it will not violate or infringe or misappropriate the intellectual property rights of any third party, including, without limitation, the unauthorized use or incorporation of trade secrets or confidential information of third parties, patent infringement or copyright infringement.

     7.2 Indemnity.

     (a) Licensor shall indemnify and hold harmless and defend Licensee from and against any and all claims and lawsuits including court costs and attorneys' fees that arise from (i) any third party claim of the Licensee's infringement of the Technology, Know-How or Intellectual Property; and (ii) Licensor's breach of its representations or warranties hereunder.

     (b) Licensee shall indemnify and hold harmless and defend Licensor from and against any claims or lawsuits, including court costs and attorneys fees but excluding those claims set forth in Section 7.2(a) above, that arise from: (i) Licensee's manufacture, sale, marketing or distribution of the TPF Products, including, without limitation, claims for personal injury, death or property damage; and (ii) Licensee's breach of its representations and warranties hereunder.

                                   SECTION 8
                              TERM AND TERMINATION

     8.1 Term. This Agreement shall be effective from the date hereof and shall extend until the earlier to occur of:

     (a) the date that is thirty (30) months from the date hereof;

     (b) the date the Merger (as such term is defined in the Merger Agreement) is consummated; or

     (c) as otherwise terminated pursuant to this Section 8.

     8.2 Automatic Termination. This Agreement shall be terminated upon:

     (a) the expiration of the last U.S. Patent rights granted from the Patent Application or any extensions, renewals, continuations in part or divisionals thereof; or

     (b) the mutual consent of the parties.

     8.3 Termination by Licensor.

     (a) Licensor may terminate this Agreement upon a breach by Licensee of this Agreement or upon a breach by Licensee of the Merger Agreement, which breach is not cured within ten days of written notice of the breach by Licensor.

     (b) Licensor may terminate this Agreement immediately, without the necessity of any notice or time to cure, in the event: (i) Licensee ceases to function as a going concern or operate in the ordinary course of business; or
(ii) Licensor reasonably believes that Licensee is insolvent or unable to pay its debts as they become due, is bankrupt or intends to file a petition for bankruptcy.

     8.4 Termination by Licensee.

     (a) Licensee may terminate this Agreement upon a breach by Licensor of this Agreement or upon a breach by Licensor of the Merger Agreement, which breach is not cured within ten days of written notice of the breach by Licensee.

     (b) Licensee may terminate this Agreement immediately, without the necessity of any notice or time to cure, in the event: (i) Licensor ceases to function as a going concern or operate in the ordinary course of business; or
(ii) if Licensor is insolvent or unable to pay its debts as they become due, is bankrupt or intends to file a petition for bankruptcy.

     8.5 Effect of Termination.

     (a) Upon termination of this Agreement pursuant to Section 8.1(a), 8.2(b),
8.3 or 8.4(a), (i) all License rights of Licensee shall automatically terminate and Licensee shall immediately cease all uses of the Technology, Know-How and Intellectual Property, (ii) all of Licensor's Intellectual Property Rights relating to the Technology, Know-How and Intellectual Property shall remain with Licensor and (iii) both parties shall return all copies of the Confidential Information of the other with certification in writing that the returning party has complied with this requirement.

     (b) Upon termination of this Agreement pursuant to Section 8.1(b) or 8.4(b), (i) Licensee shall retain all Intellectual Property Rights relating to the Technology, Know-How and Intellectual Property and (ii) both parties shall return all copies of the Confidential

Information of the other with certification in writing that the returning party has complied with this requirement.

     8.6 Survival. The parties rights and obligations relating to Confidential Information (Section 6), Payments (Section 3) and Indemnity (Subsection 7.2) shall survive termination of this Agreement for any reason.

                                   SECTION 9
                                  MISCELLANEOUS

     9.1 Assignment. Unless otherwise provided in this Agreement, Licensee may not transfer or assign any of Licensee's rights or privileges under this Agreement without the prior written consent of Licensor.

     9.2 Governing Law. This Agreement shall be governed by the laws of the State of Florida. The parties further agree that any suits arising hereunder shall be filed and conducted in the courts of the State of Florida, waiving any claim of lack of personal jurisdiction based upon its existing or future domicile .

     9.3 Effect of Partial Invalidity. If any one or more provisions of this Agreement should be ruled wholly or partially invalid or unenforceable by a court or other government body of competent jurisdiction, then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable will be unaffected; (b) the effect of the ruling will be limited to the jurisdiction of the court or other government body making the ruling; and (c) the provision(s) held wholly or partially invalid will be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein.

     9.4 Amendment to Agreement. No modification or amendment of this Agreement will be valid or binding unless in writing and duly executed by both parties. This Agreement (including any schedules attached hereto) constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties. Unless otherwise stated herein, no modification or amendment to this Agreement will be valid or binding unless reduced to writing and duly executed and delivered by the party to be bound thereby. No terms in any written order or acknowledgment that add to or change the terms of this Agreement shall be of any force and effect, whether or not the party receiving the same signs the order or acknowledgment or otherwise indicates its acceptance, unless such party expressly refers to the specific addition or change in question as a modification of this Agreement.

     9.5 No Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

     9.6 Entire Agreement. The provisions of this Agreement as they pertain to the grant of the License are complete and supersede the terms of any other agreements between the parties.

     IN WITNESS WHEREOF, each party has caused this License Agreement to be executed and delivered by its duly authorized representative as of the date above.

                                          Thermoplastic Composite Design, Inc.


                                          By: /s/ Dale Polk, Jr.
                                              ----------------------------------
                                              Name: Dale Polk, Jr.
                                              Title: Vice President


                                          Envirokare Composite Corp.


                                          By: /s/ Gerald Breslauer
                                              ----------------------------------
                                              Name: Gerald Breslauer
                                              Title: Vice President